ROSTOCK VENTURES CORP.
2360 Corporate Circle
Suite 4000
Henderson, NV 89074-7722

April 4, 2016

To:

Brian Goss, President
Rangefront Consulting, LLC
1031 Railroad St., Ste 102B
Elko, NV 89801
USA

Dear Sir,

Re: Option agreement

This letter of intent sets out the general terms and conditions whereby Rostock Ventures Corp. ("ROSV") will acquire an option to acquire 100 per cent of the right, title and interest in and to 4 mineral claims (ELON) located in Esmerelda County, of the State of Nevada, USA, which mineral claim is more particularly described in Schedule "B" (the **"Property"**). Rangefront Consulting, LLC (the **"Optionor"**) agrees to grant to the ROSV the option to purchase 100% of the Optionor's right, title and interest in and to the Claims. The purpose of this letter is to set out indicative transaction terms, as outlined in Schedule A attached, in order that, among other things, the parties may proceed to negotiate and settle the terms of the Option Agreement (the "**Option Agreement**").

1. Indicative Terms

The indicative terms of the Option Agreement are set forth in Schedule A attached hereto. Such terms are not exhaustive or comprehensive. The final terms of the Option Agreement will be set out in the Option Agreement.

2. Due Diligence

Following the execution of this letter of intent, ROSV will commence its due diligence investigation of the Property. The Optionor will make available to ROSV all such information

concerning the Property as ROSV may reasonably request. The intention of the parties is to complete due diligence as soon as possible.

3. Costs of Option agreement

All fees and expenses incurred in connection with the Option agreement will be borne by the party incurring such expenses.

4. Confidentiality

Each of the parties acknowledge that they will be providing to the other party information that is non-public, confidential and proprietary, including, for greater certainty, the existence of this letter of intent and the terms of the Option Agreement. Each of the parties (and their respective affiliates, representative, agents and employees) will keep such information confidential and will not, except as provided below, disclose such information or use such information for any purpose other than for the evaluation and consummation of the Option Agreement. This paragraph 4 will not apply to information that:

(a) becomes generally available to the public absent any breach of this provision;

(b) was available on a non-confidential basis to a party prior to its disclosure pursuant to this letter of intent; or

(c) becomes available on a non-confidential basis from a third party who is not bound to keep such information confidential.

Each of the parties agrees that it will not make any public disclosure of the existence of this letter of intent or of any of its terms without first advising the other party and obtaining the written consent of such other party to the proposed disclosure, unless such disclosure is required by applicable law or regulation, in which event the party contemplating disclosure will inform the other party of and obtain its consent to the form and content of such disclosure, which consent will not be unreasonably withheld or delayed.

Each of the parties agrees that, immediately upon any discontinuance of activities by either party which results in the Option agreement not being consummated, each party will either: (a) return to the other party all confidential information; or (b) destroy such confidential information and certify to the other party in a certificate that the confidential information has been destroyed.

5. Binding Effect

It is understood that this letter of intent merely constitutes a statement of the parties' mutual intentions with respect to the Option agreement, it does not contain all matters upon which agreement must be reached for the Option agreement to be consummated, and therefore this letter of intent does not constitute (except as specifically set forth below) a binding commitment of any of the parties with respect to the Option agreement or any other matter. A binding commitment with respect to the Option agreement will result only after the parties have executed the Option Agreement, which agreement will be subject to the conditions expressed herein and herein.

6. Governing Law

The binding obligations of this letter of intent are and will be deemed to be made in British Columbia, for all purposes will be governed exclusively by and construed and enforced in accordance with the laws prevailing in British Columbia and the federal laws of Canada applicable therein.

IN WITNESS WHEREOF, the parties have caused this agreement to be duly executed on the date first written above.

Yours truly,

ROSTOCK VENTURES CORP.

Per: ________________________
Authorized Signatory

Acknowledged and agreed to this 4th day of April, 2016.

____
Brian Goss

SCHEDULE A

Indicative Terms

All capitalized terms used herein but not otherwise defined have the meanings ascribed thereto in the letter of intent to which this Schedule A is attached.

Parties	1. Rostock Ventures Corp.; 2. Rangefront Consulting, LLC
Option agreement	Acquisition of 100 per cent of the Property by ROSV
Consideration	a) USD$3,500 upon signing of definitive agreement. b) 200,000 shares of ROSV stock issued to Brian Goss, authorized representative of Rangefront Consulting, LLC.
Option Agreement	The parties agree that they will, expeditiously and in good faith, however, no later than April 30, 2016, negotiate and agree to the terms of the Option Agreement in respect of the Option Agreement and reflecting, amongst other things, the terms described in this letter of intent. The Option Agreement will also include terms, conditions precedent, representations and warranties, covenants, no material adverse change provisions and termination provisions standard for a transaction of this nature.
Due Diligence	Each party will have completed, to its own satisfaction, due diligence on the assets and affairs of the other prior to entering into the Option Agreement.
Conditions to Closing	Closing is subject to the following conditions: (a) satisfactory completion of due diligence by the parties prior to the execution of the Option Agreement; (b) the receipt of all necessary regulatory, corporate and third party approvals, and compliance with all applicable regulatory requirements and conditions in connection with the Option agreement; (c) the absence of any material adverse effect on the financial and operational condition or the assets of each of the parties to the Option Agreement; (d) execution of a mutually acceptable Option Agreement; and (e) other conditions customary for a transaction such as the Option agreement.
Confidentiality	The parties acknowledge and agree that each will be providing to the other information that is non-public, confidential, and proprietary in nature and such disclosure will be governed by the confidentiality provisions of this Letter of Intent.
Closing	The Option Agreement will provide that closing of the Option Agreement will occur not later than that date that is five business days following the satisfaction of the last outstanding condition precedent, or such later or other date as is agreed to by the parties.

SCHEDULE B

LIST OF CLAIMS

ELON CLAIM BLOCK, ESMERELDA COUNTY, NEVADA

Each placer claim extends approximately 660 feet by 1320 feet for approximately 20 acres per claim

Elon 65 E1/2 NE1/4 SW1/4 of Section 10, Township 3 South, Range 39 East, M.DM.
Elon 74 E1/2 SE1/4 SW1/4 of Section 10, Township 3 South, Range 39 East, M.D.M
Elon 75 W1/2 SW1/4 SE1/4 of Section 10, Township 3 South, Range 39 East, M.D.M.
Elon 79 E1/2 NE1/4 NW1/4 of Section 10, Township 3 South, Range 39 East, M.D.M